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Exhibit 4.2

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR ANY SUCH STATE SECURITIES LAWS WHICH MAY BE APPLICABLE.

No. WR-	[5.25% of fully diluted common stock] SHARES

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

FLOW INTERNATIONAL CORPORATION

E–4.4(a)–3

i

ii

No. WR-	[5.25% of fully diluted common stock] SHARES

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

FLOW INTERNATIONAL CORPORATION

    THIS IS TO CERTIFY that, for value received and subject to the provisions hereinafter set forth,

or assigns,

is entitled to purchase from Flow International Corporation, a Washington corporation (the "Company"), at any time on or before 5:00 P.M. (Kent, Washington time) April 30, 2008 (the "Expiration Date"),              shares of Common Stock, $0.01 par value, of the Company, subject to the terms, provisions and conditions hereinafter set forth at a price equal to $0.01 per share.

    The aggregate price of the Common Stock shall be equal to the price per share multiplied by the number of shares initially purchasable hereunder. The aggregate price is herein sometimes referred to as the "Aggregate Warrant Price" and is not subject to adjustment. The price per share is, however, subject to adjustment as hereinafter provided (such price, or such price as last adjusted, as the case may be, being herein referred to as the "per share Warrant Price"). The said number of shares purchasable hereunder is likewise subject to adjustment as hereinafter provided.

    The terms which are capitalized herein shall have the meanings specified in Section 13 hereof, unless the context shall otherwise require.

SECTION 1.  EXERCISE OF WARRANT.

    Subject to the conditions hereinafter set forth, this Warrant may be exercised in whole at any time and in part from time to time prior to the Expiration Date. Any exercise of this Warrant, whether in whole or in part, shall be made by the surrender of this Warrant (with the subscription form at the end hereof duly completed and executed) at the principal office of the Company in Kent, Washington and upon payment of the Aggregate Warrant Price (or, if exercised in part, upon payment of a proportionate part thereof) for the shares so purchased, which payment shall be made by the wire transfer or other delivery to the Company of one or more types of Permitted Consideration.

    In the event that Notes shall be delivered to the Company as payment of all or any portion of the Warrant Price, the amount of the Warrant Price to be paid by means of such delivery shall equal the principal amount of Notes so delivered (or such lesser principal amount as shall be designated by the Holder hereof).

    In the event that Notes shall be delivered to the Company as payment of all or any portion of the Warrant Price and the principal amount of said Notes shall be in excess of the amount of principal sought to be applied by the Holder of this Warrant in respect of the Warrant Price, said Holder shall provide the Company with notice to such effect and the Company shall issue to said Holder a new Note or Notes in an aggregate principal amount equal to such excess and dated as provided in Section 14.2 of the Note Purchase Agreement.

    In the event that Warrants shall be delivered to the Company as payment of all or any portion of the Warrant Price, the amount of the Warrant Price deemed to be paid by means of such delivery shall equal (a) the aggregate number of shares of Underlying Common Stock related to any Warrants so delivered as payment of all or a portion of the purchase price, multiplied by (b) the result, not less than zero, equal to (i) the Current Market Price then in effect (with the date of the exercise of the

Warrant being deemed to be the "Issuance Date" for purposes of making determinations under the definition of "Current Market Price") minus (ii) the per share Warrant Price then in effect.

    If this Warrant is exercised in respect of less than all of the shares of Common Stock at the time purchasable hereunder, the Holder hereof shall be entitled to receive a new Warrant covering the number of shares in respect of which this Warrant shall not have been exercised and setting forth the Aggregate Warrant Price applicable to such shares.

    This Warrant and all rights and options hereunder shall expire on the Expiration Date, and shall be wholly null and void to the extent this Warrant is not exercised before it expires.

    The Company shall pay all reasonable expenses, taxes and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this Section, regardless of the name or names in which such stock certificates shall be registered.

SECTION 2.  RESERVATION.

    The Company will at all times prior to the Expiration Date reserve and keep available such number of authorized shares of its Common Stock, solely for the purpose of delivery upon the exercise of the rights represented by this Warrant, as may at any time be deliverable (based upon the number of shares of Common Stock outstanding at any such time) upon the exercise of this Warrant and such shares issuable upon the exercise of this Warrant shall at no time have an aggregate par value which is in excess of the Aggregate Warrant Price.

SECTION 3.  PROTECTION AGAINST DILUTION.

    The per share Warrant Price and the number of shares deliverable hereunder shall be adjusted from time to time as hereinafter set forth:

    Section 3.1.  Stock Dividends, Subdivisions and Combinations.  In case after the date hereof the Company shall:

      (a) take a record of the Holders of its Common Stock for the purpose of entitling them to receive a dividend declared to be payable in, or other declared distribution of, Common Stock, or

      (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

      (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the per share Warrant Price shall be adjusted to that price determined by multiplying the per share Warrant Price in effect immediately prior to such event by a fraction (i) the numerator of which shall be the total number of outstanding shares of Common Stock of the Company immediately prior to such event, and (ii) the denominator of which shall be the total number of outstanding shares of Common Stock of the Company immediately after such event.

    Section 3.2.  Issuance of Additional Shares of Common Stock.  In case after the date hereof the Company shall (except as hereinafter provided) issue any Additional Shares of Common Stock for a consideration less than (a) the then effective per share Warrant Price or (b) the Current Market Price per share, then the per share Warrant Price upon each such issuance shall be adjusted to that price determined by multiplying the per share Warrant Price in effect immediately prior to such event by a fraction:

       (i) if issued for a consideration per share less than the then effective per share Warrant Price:

        (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at the then effective per share Warrant Price, and

        (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued.

      (ii) if issued for a consideration per share less than the Current Market Price per share of Common Stock:

        (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of full shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at the Current Market Price per share, and

        (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued.

    If such Additional Shares of Common Stock shall be issued at a price per share less than both the then effective per share Warrant Price and the Current Market Price per share of Common Stock, the per share Warrant Price shall be adjusted in the manner which will result in the greatest reduction of the per share Warrant Price. The provisions of this Section 3.2 shall not apply to any Additional Shares of Common Stock which are distributed to holders of Common Stock as a stock dividend or subdivision, for which an adjustment is provided for under Section 3.1. No adjustment of the per share Warrant Price shall be made under this Section 3.2 upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to Section 3.3.

    Section 3.3.  Issuance of Warrants or Other Rights, Convertible Securities.  In case the Company shall issue any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or issue Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities shall be less than the Current Market Price per share and/or the effective per share Warrant Price, then the per share Warrant Price shall be adjusted as provided in Section 3.2 above on the basis that:

      (a) the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the earlier of: (i) the date on which the Company shall enter a firm contract or commitment for the issuance of such warrants, other rights or Convertible Securities or (ii) the date of actual issuance of such warrants, other rights or Convertible Securities, and

      (b) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such Additional Shares of Common Stock pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities.

    No adjustment of the per share Warrant Price shall be made under this Section 3.3 upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, to the extent such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to this Section 3.3.

    Section 3.4.  Other Provisions Applicable to Adjustments.  The following provisions shall be applicable to the making of adjustments in the per share Warrant Price hereinbefore provided in this Section 3:

      (a) Computation of Consideration. To the extent that any Additional Shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Company therefor shall be deemed to be the amount of the cash received by the Company therefor, or, if such Additional Shares of Common Stock or Convertible Securities or warrants or other rights are offered by the Company for subscription, the subscription price, or, if such Additional Shares of Common Stock or Convertible Securities or warrants or other rights are sold to underwriters or dealers for public offering without a subscription offering, the offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Company for and in the underwriting thereof, or otherwise in connection with the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Company. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Company for issuing such warrants or other rights plus the additional consideration payable to the Company upon the exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Company for issuing any warrants or other rights to subscribe for or purchase such Convertible Securities plus the consideration paid or payable to the Company in respect of the subscription for or purchase of such Convertible Securities plus the additional consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange of such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividend upon any class of equity securities other than Common Stock, the Company shall be deemed to have received for such Additional Shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

      (b) Readjustment of Per Share Warrant Price. Upon expiration of the right of exercise, conversion or exchange of any Convertible Securities, or upon the expiration of any rights, options or warrants, or upon the termination of any firm contract or commitment for the issuance of such rights, options, warrants or Convertible Securities, or upon any increase in the minimum consideration receivable by the Company for the issuance of Additional Shares of Common Stock pursuant to such Convertible Securities, rights, options or warrants, if any such Convertible

  Securities shall not have been exercised, converted or exchanged, or if any such rights, options or warrants shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon exercise, conversion or exchange of any such Convertible Securities or upon exercise of any such rights, options or warrants shall no longer be computed as set forth above, and the per share Warrant Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the per share Warrant Price made pursuant to the provisions of this Section 3 after the issuance of such Convertible Securities, rights, options or warrants) had the adjustment of the per share Warrant Price made upon the issuance or sale of such Convertible Securities or the issuance of such rights, options or warrants been made on the basis of the issuance only of the number of Additional Shares of Common Stock actually issued upon exercise, conversion or exchange of such Convertible Securities or upon the exercise of such rights, options or warrants, or upon the basis of such increased minimum consideration, as the case may be, and thereupon only the number of Additional Shares of Common Stock actually so issued plus the number thereof then issuable upon the basis of such increased minimum consideration shall be deemed to have been issued and only the consideration actually received plus such increased minimum consideration receivable by the Company (computed in accordance with Section 3.4(a)) shall be deemed to have been received by the Company.

      (c) No Rounding Per Share Warrant Price. Any determination of per share Warrant Price hereunder shall be expressed in United States Dollars, cents and portions of cents and shall not be subject to rounding.

    Section 3.5.  Extraordinary Dividends.  If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with GAAP consistently applied) except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend") then the Company shall pay to the holder of this Warrant at the time of payment thereof the Liquidating Dividend or other dividend which would have been paid to the holder on the Underlying Shares had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend or other dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

    Section 3.6.  Adjustment of Number of Shares Purchasable.  Upon each adjustment of the per share Warrant Price, the number of shares of Common Stock purchasable hereunder shall be adjusted by multiplying the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment of the per share Warrant Price by a fraction, the numerator of which shall be the per share Warrant Price in effect immediately prior to such adjustment and the denominator of which shall be the per share Warrant Price in effect immediately following such adjustment.

    Section 3.7.  Minimum Adjustment.  Except as hereinafter provided, no adjustment of the per share Warrant Price hereunder shall be made if such adjustment results in a change of the per share Warrant Price then in effect of less than 1.00%. Any adjustment of less than 1.00% shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with the adjustment or adjustments so carried forward, amounts to 1.00% or more of the per share Warrant Price then in effect. However, upon the exercise of this Warrant, the Company shall make all necessary adjustments not theretofore made to the per share Warrant Price up to and including the date upon which this Warrant is exercised.

    Section 3.8.  Notice of Adjustments.  (a) Whenever the per share Warrant Price or number of shares deliverable upon exercise of this Warrant shall be adjusted pursuant to this Section 3, the Company shall promptly prepare a certificate signed by the President or a Vice President and by the Treasurer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company made any determination hereunder), and shall promptly cause copies of such certificate to be mailed in the manner provided in Section 17 hereof to the Holder of this Warrant.

    (b) The adjustment set forth in the certificate furnished pursuant to Section 3.8(a) shall be final and binding unless, within 45 days after receipt thereof, the Majority Holders of the Warrants deliver to the Company a written notice stating that such adjustment may be subject to objection and, within 60 days after original receipt of such notice of adjustment, if the Majority Holders determine that such adjustment is objectionable, a written statement of objection which shall set forth a proposed alternative adjustment.

       (i) In the event of any such statement of objection by said Majority Holders, the Company's accountants and a firm of independent public accountants selected by said Majority Holders shall attempt to prepare a computation in which both accountants concur. Any such joint computation shall be set forth in a joint certificate to each Holder of the Warrants and the Company and shall be final and binding.

      (ii) If the Company's accountants and said Majority Holders' accountants are unable to resolve their differences within 30 days after the receipt by the Company of said Majority Holders' statement of objection, they shall submit the matter to a third firm of independent certified public accountants of nationally recognized standing agreed upon by said Holder and the Company or, if said Majority Holders and the Company are unable to agree within 10 days after the expiration of said 30 day period, to such firm designated by the then president of the state society of certified public accountants for the state in which the Company maintains its principal place of business. Such third firm of accountants shall thereupon compute the amount of the adjustment and, upon completion of such computation, shall transmit its certificate to each Holder of the Warrants and the Company setting forth such computations, which shall be final and binding.

      (iii) The fees and expenses of all accountants referred to in this Section 3.8(b) shall be borne by the Company in the event that the Holders' proposed adjustment is closer to the final and binding adjustment under this Section 3.8 than the Company's proposed adjustment, otherwise such fees and expenses shall be borne by the objecting Holders.

SECTION 4.  MERGERS, CONSOLIDATIONS, SALES.

    Section 4.1.  Mergers, Consolidations, Sales.  In the case of any consolidation or merger of the Company with another entity (regardless of whether the Company is a surviving entity), or the sale of all or substantially all of its assets to another entity, or any reorganization, recapitalization or reclassification of the Common Stock or other equity securities of the Company, then, as a condition of such consolidation, merger, sale, reorganization, recapitalization or reclassification, lawful and adequate provision shall be made whereby the Holder of this Warrant shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore purchasable hereunder, such shares of stock, securities or assets (including, without limitation, cash) as may (by virtue of such consolidation, merger, sale, reorganization, recapitalization or reclassification) be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore so purchasable hereunder had such consolidation, merger, sale, reorganization, recapitalization or reclassification not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustment of the per share Warrant Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon exercise of this Warrant. The Company shall not effect any such consolidation, merger, sale, reorganization or reclassification, unless prior to or simultaneously with the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation, merger, reorganization or reclassification or the entity purchasing such assets shall assume by written instrument executed and mailed or delivered to the Holder of this Warrant, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive.

    Section 4.2.  Change of Control.  (a) The provisions of Section 4.1 shall not apply to any consolidation, merger, sale, reorganization, recapitalization or reclassification, if all of the following conditions are met:

       (i) the Company shall have complied with the terms of this Section 4.2;

      (ii) following the consummation thereof, a Change of Control (as hereinafter defined) shall have occurred;

      (iii) in connection with any such transaction, the holders of the Company's Common Stock shall receive stock or other securities in the successor entity resulting from such transaction (the "Successor"), cash or other liquid assets (excluding stock or securities in any entity other than the Successor) in exchange for their Common Stock;

      (iv) in any transaction in which the holders of the Company's Common Stock receive stock or securities in the Successor in exchange for the Common Stock, either (A) such Successor is a corporation whose common stock is traded on a national exchange and the holders of the Company's Common Stock receive fully registered shares of such common stock or (B) such Successor enters into a written agreement reasonably satisfactory to the Majority Holders simultaneously with the consummation of such transaction, whereby the Successor agrees to afford the Holders registration rights substantially identical to those set forth in Section 10 hereof with respect to the securities received by the Holders in exchange for the Company's Common Stock issued upon exercise of the Warrants in connection with such transaction.

    (b) The Company will give written notice (the "Company Notice") of any proposed Change of Control in the manner provided in Section 17 hereof to each of the Holders. The Company Notice shall be delivered at least 30 days prior to the occurrence of any Change of Control. The Company Notice shall (1) describe the facts and circumstances of such Change of Control in reasonable detail, (2) make reference to this Section 4.2 and the fact that Section 4.1 will not apply in connection with such transaction and that the Holders have the option to exercise their Warrants prior to or simultaneously with the consummation of such transaction, and (3) describe in detail the terms and the value of the consideration proposed to be paid in connection with such transaction, including the consideration payable to the holders of the Common Stock.

    For purposes of this Section 4.2:

      "Acquiring Person" means a "person" or "group of persons" within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

      "Change of Control" means the earliest to occur of: (a) the date a tender offer or exchange offer results in an Acquiring Person, directly or indirectly, beneficially owning more than 50% of the Voting Stock of the Company then outstanding, or (b) the date an Acquiring Person becomes, directly or indirectly, the beneficial owner of more than 50% of the Voting Stock of the Company then outstanding, or (c) the date of a merger between the Company and any other Person, a consolidation of the Company with any other Person or an acquisition of any other Person by the Company, if immediately after such event, the Acquiring Person shall hold more than 50% of the Voting Stock of the Company outstanding immediately after giving effect to such merger, consolidation or acquisition.

      "Voting Stock" means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

SECTION 5.  DISSOLUTION OR LIQUIDATION.

    In the event of any proposed distribution of the assets of the Company in dissolution or liquidation except under circumstances when the foregoing Section 3.5 or Section 4 shall be applicable, the Company shall mail notice thereof in the manner provided in Section 17hereof to the Holder of this Warrant and shall make no distribution to shareholders until the expiration of 30 days from the date of mailing of the aforesaid notice and, in any such case, the Holder of this Warrant may exercise the purchase rights with respect to this Warrant within 30 days from the date of mailing such notice and all rights herein granted not so exercised within such 30-day period shall thereafter become null and void.

SECTION 6.  NOTICE OF EXTRAORDINARY DIVIDENDS.

    If the Board of Directors of the Company shall declare any dividend or other distribution on its Common Stock except out of earnings or surplus or by way of a stock dividend payable on its Common Stock, the Company shall mail notice thereof in the manner provided in Section 17 hereof to the Holder of this Warrant not less than 30 days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution and the Holder of this Warrant shall not participate in such dividend or other distribution or be entitled to any rights on account or as a result thereof (except adjustments in the per share Warrant Price as provided in Section 3.5), unless and to the extent that this Warrant is exercised prior to such record date. The provisions of this paragraph shall not apply to distributions made in connection with transactions covered by Section 4 hereof.

SECTION 7.  FRACTIONAL SHARES.

    Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where the Holder hereof would, except for the provisions of this paragraph, be entitled to receive a fractional share upon the complete exercise of this Warrant, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay to the Holder of this Warrant a sum in cash in an amount equal to the proportional part of the Current Market Price represented by such fractional share.

SECTION 8.  FULLY PAID STOCK; TAXES.

    The Company covenants and agrees that the shares of stock represented by each and every certificate for its Common Stock to be delivered on the exercise of the purchase rights and the payment of the applicable purchase price herein provided for shall, at the time of such delivery, be validly issued and outstanding and be fully paid and nonassessable. The Company further covenants and agrees that it will pay when due and payable any and all Federal, State and local taxes (other than taxes in respect of income) which may be payable in respect of the delivery of this Warrant or any Common Stock or certificates therefor upon the exercise of the purchase rights herein provided for pursuant to the provisions hereof. The Company shall not, however, be required to pay any tax which may be payable solely in respect of any transfer and delivery of stock certificates in a name other than that of the Holder exercising this Warrant, and any such tax shall be paid by such holder at the time of presentation.

SECTION 9.  RESTRICTIONS ON TRANSFERABILITY.

    Section 9.1.  In General.  This Warrant and the Common Stock issued upon the exercise hereof shall not be transferable except upon the conditions hereinafter specified, which conditions are intended to insure compliance with the provisions of the Securities Act (or any similar Federal statute at the time in effect) and any applicable State securities laws in respect of the transfer of this Warrant or any such Common Stock.

    The Holder of each Warrant or any Restricted Stock, by its acceptance thereof, agrees to sell or otherwise transfer such Warrant or Restricted Stock, as the case may be, in compliance with and so as not to result upon consummation of such sale or transfer in any violation of applicable law. Further to the foregoing, upon the request of the Company and at the Company's expense, the Holder of this Warrant shall provide a legal opinion of counsel to such Holder in form reasonably satisfactory to the Company to the effect that such sale or other transfer does not violate applicable law.

    Section 9.2.  Restrictive Legends.  Each Warrant shall bear on the face thereof a legend substantially in the form of the notice endorsed on the first page of this Warrant.

    Each certificate for shares of Common Stock initially issued upon the exercise of any Warrant and each certificate for shares of Common Stock issued to a subsequent transferee of such certificate shall, unless otherwise permitted by the provisions of this Section 9.2, bear on the face thereof a legend reading substantially as follows:

    "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any State securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act and any such State laws which may be applicable and are transferable only upon the conditions specified in the Warrant pursuant to which such shares were issued."

    In the event that a registration statement covering the Underlying Shares or the Restricted Stock shall become effective under the Securities Act and under any applicable State securities laws or in the event that the Company shall receive an opinion reasonably acceptable to the Company of counsel to the Holder of this Warrant (which may be internal counsel to such Holder) that, in the opinion of such counsel, such legend is not, or is no longer, necessary or required (including, without limitation, because of the availability of the exemption afforded by Rule 144 or Rule 144A of the General Rules and Regulations of the Commission), the Company shall, or shall instruct its transfer agents and registrars to, remove such legend from the certificates evidencing the Restricted Stock or issue new certificates without such legend in lieu thereof.

SECTION 10.  REGISTRATION RIGHTS.

    Anything contained in this Warrant to the contrary notwithstanding, the terms and provisions of Section 10 of this Warrant shall remain in full force and effect at all times up to and including the Expiration Date.

    Section 10.1.  Demand Registration.  (a) The Majority Holders (or their transferees) may, at any time, demand registration (a "Demand Registration") under the Securities Act of any Underlying Shares or Restricted Stock of the Company obtained pursuant to the exercise of the Warrants, or otherwise, on Form S-1 or any similar long-form registration ("Long-Form Registration") or Form S-2 or S-3 or any similar short-form registration ("Short-Form Registration"). The Company shall have discretion whether to use a Short-Form Registration or a Long-Form Registration to the extent Short-Form Registration is available to the Company. Upon receipt of such written request, the Company shall promptly give written notice to all Holders of Warrants and Restricted Shares of a proposed registration or qualification, and shall, subject to the conditions of Section 10.4 hereof, as expeditiously as possible, use its commercially reasonable best efforts to effect any such registration or qualification of:

       (i) such Underlying Shares and/or Restricted Stock, or any combination thereof; or

      (ii) all other Underlying Shares and Restricted Stock of Holders which shall have advised the Company in writing within 60 days after the giving of such written notice by the Company of their desire to have their Underlying Shares and/or Restricted Stock registered or qualified or exempted, with, or notification to or approval of, any governmental authority under any Federal or state securities laws, or listing with any securities exchange, which may be required to permit the sale or other disposition of any such Underlying Shares or Restricted Stock which the Holders thereof propose to make, and the Company will keep effective such registration, qualification, exemption, notification or approval for such period as may be necessary to effect such sales or dispositions up to a maximum period of six months after initial effectiveness.

    (b)  Number of Registrations.  The Majority Holders shall be entitled to demand 6 registrations, not more than one (1) of which may be a Long-Form Registration and the remainder of which shall be Short-Form Registrations. A registration will count as a Demand Registration when it has become effective, unless the Holders are unable to register and sell 100% of any Underlying Shares relating thereto and/or Restricted Stock, demanded to be included in such registration or the related registration statement is withdrawn prior to effectiveness at the request of the Majority Holders (or by the underwriter selected pursuant to Section 10.1(e)); provided, that in any event, the Company will pay all registration expenses in connection with any registration initiated as a Demand Registration as provided in Section 10.5 hereof.

    (c)  Priority on Demand Registrations.  Either the Company or the Majority Holders shall have the right to determine whether a Demand Registration shall be an underwritten offering; provided that, if the Demand Registration is an underwritten offering, all Holders participating in the Demand Registration shall agree to participate in the underwritten offering. If a Demand Registration is an underwritten offering, and the managing underwriters advise the Company and the Holders in writing that in their opinion the number of shares of Underlying Shares or shares of Restricted Stock requested to be included exceeds the number of shares of Underlying Shares or shares of Restricted Stock which, under then current market conditions, can be sold in such offering at the price expected to be obtained for such shares by the Holders in a commercially reasonable sale, the Company will include in such registration prior to the inclusion of any securities which are not Underlying Shares or shares of Restricted Stock owned by the Holders the number of shares of Holders' Underlying Shares or shares of Restricted Stock requested to be included which in the opinion of such underwriters can be sold, pro rated among the Holders based upon the number of Underlying Shares or shares of Restricted Stock owned by them, and the balance of the Underlying Shares or shares of Restricted

Stock which the Holders requested to be included in such offering shall be withheld from sale for such period of time as shall be mutually acceptable to the Holders and requested by the underwriters (but not to exceed one hundred twenty (120) days from the effective date of the registration statement); provided that nothing herein contained shall be deemed or construed to require any Holder which owns securities of the Company acquired other than by reason of the exercise of any Warrant, in whole or in part, to withhold such securities from sale during any such period of time, nor shall any Holder be required during such period of time to refrain from selling its Warrant, Underlying Shares or shares of Restricted Stock, in whole or in part, if any such sale shall be pursuant to a private placement to an Institutional Holder within the provisions of an exemption from the registration requirements under the Securities Act or is consummated within the limitations or Rule 144 promulgated under the Securities Act. No securities of any Person, other than a Holder, may be included in any registration pursuant to Section 10.1 hereof without the written consent of the Majority Holders.

    (d)  Restrictions on Demand Registration.  The Company will not be obligated to effect a Demand Registration unless it receives a written request to do so from the Majority Holders, which request proposes to register not less than 50% of the shares exercisable under then outstanding Warrants, Underlying Shares and shares of Restricted Stock. The Company will not be obligated to effect a Demand Registration within one hundred eighty (180) days after the effective date of a registration in which the Holders were given "piggyback rights" pursuant to Section 10.2 hereof; provided that if, in connection with any such "piggyback registration," the number of shares which the Holders request to have included in such registration are reduced by the underwriter, then such 180-day period shall be reduced to a 120-day period. The Company may postpone or withdraw the filing or the effectiveness of a registration statement for a Demand Registration (i) for a period not exceeding one hundred twenty (120) days, if the Company shall reasonably determine that such Demand Registration might have an adverse effect on any proposal or plan by the Company to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or similar transaction or (ii) for a period not exceeding sixty (60) days, if the Board of Directors of the Company reasonably determines in good faith that such Demand Registration might have a material adverse effect on the Company, which determination is evidenced by a resolution of the Board and certified to the Holders in a certificate signed by two (2) senior officers of the Company; provided (x) that in such event, the Majority Holders will be entitled to withdraw such request and that, if such request is withdrawn, such Demand Registration, if such Demand Registration was to be a Long-Form Registration, will not be considered the Long-Form Registration to which the Holders are entitled, (y) the Company may postpone the filing or effectiveness of a registration statement pursuant to this sentence not more that once during any twelve consecutive month period, and (z) the Company may withdraw the filing or effectiveness of a registration statement pursuant to this sentence not more than twice during the term of this Warrant; and provided, further, that if in accordance with Section 10.1(c) hereof the number of shares of Warrants, Underlying Shares or shares of Restricted Stock requested to be included in such Demand Registration are cut back by more than 20%, then and in such event the Holders shall be entitled to one additional Demand Registration in accordance with the terms and provisions of Section 10 of this Warrant.

    (e)  Selection of Underwriters.  The Company will have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Majority Holders' approval which will not be unreasonably withheld.

    Section 10.2.  Participation in Registered Offerings ("Piggyback Rights").  If the Company at any time or times proposes or is required to register any of its Common Stock or other equity securities for its own account or the account of any other holder for public sale for cash under the Securities Act (other than on Forms S-4 or S-8 or similar registration forms and other than shares issued pursuant to any merger, consolidation, tender offer, acquisition of assets or similar transaction), or any applicable state securities law, it will at each such time or times give written notice to the Holders of its intention to do so. The Company shall use its commercially reasonable best efforts to cause to be included in such registration any Warrants, Underlying Shares or shares of Restricted Stock held by the Holders (or their transferees) or Underlying Shares or shares of Restricted Stock obtainable upon exercise of the Warrant and requested to be registered under the Securities Act and any applicable state securities laws; provided that if the managing underwriter advises that less than all of the shares to be registered should be offered for sale so as not to materially and adversely affect the price or salability of the offering being registered by the Company, the Holders (but not the Company to the extent it desires to include shares for its own account) shall reduce on a pro rata basis the number of their shares (as if exercised or converted, as the case may be) to be included in the registration statement as required by the managing underwriter to the extent requisite to permit the sale or other disposition (in accordance with the intended method of disposition thereof as aforesaid) by the prospective seller or sellers of the securities so registered. Registration pursuant to this Section 10.3 shall be in accordance with, and subject to the provisions of, the "Registration Procedures" set forth in Section 10.4 hereof.

    Section 10.3.  Obligations of Holders.  It shall be a condition precedent to the obligation of the Company to register any Underlying Shares or shares of Restricted Stock pursuant to Section 10.1 or Section 10.2 hereof that the Holders shall: (a) furnish to the Company such information regarding the Underlying Shares or shares of Restricted Stock held and the intended method of disposition thereof and other information concerning the Holders as the Company shall reasonably request and as shall be required in connection with the registration statement to be filed by the Company; (b) agree to abide by such additional or customary terms affecting the proposed offering as are applicable to shareholders including the Underlying Shares or shares of Restricted Stock in any such registration as reasonably may be requested by the managing underwriter of such offering, including a requirement, if applicable, and if agreed to by all other members of the Company's Board of Directors, officers and 5% holders (or greater) of Common Stock and Convertible Securities of the Company, to withhold from the public market for a period of time (not to exceed 120 days) as shall be mutually acceptable to the Holders and such managing underwriter any shares or Warrants excluded from the offering at the request of such managing underwriter as permitted under Section 10.1 or Section 10.2 hereof; provided that nothing herein contained shall be deemed or construed to require any Holder which owns securities of the Company acquired other than by reason of the exercise of any Warrant, in whole or in part, to withhold such securities from sale during any such period of time, nor shall any Holder be required during such period of time to refrain from selling its Warrant, in whole or in part, Underlying Shares or shares of Restricted Stock, if such sale shall be pursuant to a private placement to an Institutional Holder within the provisions of an exemption from the registration requirements under the Securities Act or is consummated within the limitations or Rule 144 promulgated under the Securities Act; and (c) agree in writing in to pay all underwriting discounts and commissions applicable to the securities being sold by the Holders.

    Section 10.4.  Registration Proceedings.  In connection with the Company's obligations with respect to a Demand Registration pursuant to Section 10.1 hereof, the Company shall use its commercially reasonable best efforts to effect or cause the registration or qualification of the Underlying Shares and/or Restricted Shares under the Securities Act and applicable state securities laws to permit the sale of such Underlying Shares and/or Restricted Stock by the Holders thereof in accordance with the intended method of distribution thereof (if such distribution is possible), and pursuant thereto, the Company shall:

      (a) prepare and, within 30 days after receipt of the request pursuant to Section 10.1 hereof, file with the Commission a registration statement or registration statements with respect to a Demand Registration on any form which may be utilized by Stock and which shall permit the disposition of the Underlying Shares and/or Restricted Stock in accordance with the intended method or methods thereof, and use its commercially reasonable best efforts to cause such registration statement or registration statements to become effective as expeditiously as possible;

      (b) prepare and file with the Commission such amendments and supplements to a registration statement or statements hereunder and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement for the applicable period specified in Section 10.1 hereof, and comply in all material respects with the provisions of the Securities Act and applicable state securities laws with respect to the disposition of all of the Underlying Shares and/or Restricted Stock to be included in such registration statement during such applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the registration statement;

      (c) provide the Holders of the Underlying Shares and/or Restricted Stock to be included in a registration statement hereunder and the underwriters (which term, for purposes of this Agreement, shall include a Person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, of the securities being sold and counsel for such underwriters and not more than one counsel for such Holders the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment or supplement thereto; and make available for inspection by such Persons such financial and other information, books and records of the Company, and cause the officers, directors and employees of the Company, and counsel and independent certified public accountants for the Company, to respond to such inquiries, as shall be reasonably necessary, in the opinion of the respective counsel to such Holders and such underwriters, to conduct a reasonable investigation within the meaning of the Securities Act;

      (d) promptly notify the selling Holders of Underlying Shares and/or Restricted Stock to be included in a registration statement hereunder and the managing underwriters, if any, of the securities being sold and (if requested by any such Person) confirm such advice in writing, (i) when such registration statement, the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to such registration statement or the prospectus or for additional or supplemental information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, (iv) if at any time the representations and warranties of the Company contemplated by paragraph (k) below cease to be true and correct in all material respects, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Underlying Shares or Restricted Stock for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose, or (vi) at any time when a prospectus is required to be delivered under the Securities Act, of the happening of any event as a result of which such registration statement, prospectus, any prospectus supplement, or any document incorporated by reference in any of the foregoing contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

      (e) make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement hereunder or any post-effective amendment thereto at the earliest practicable date;

      (f)  if requested by the managing underwriter or underwriters or the Majority Holders of the Underlying Shares and/or Restricted Stock being sold, promptly incorporate in a prospectus supplement or post-effective amendment such information as such managing underwriter or underwriters or such Majority Holders specify should be included therein relating to the sale of the Underlying Shares and/or Restricted Stock, including, without limitation, information with respect to the number of Underlying Shares and/or Restricted Stock being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Underlying Shares and/or Restricted Stock to be sold in such offering, except to the extent that the Company is advised in a written opinion of outside counsel that the inclusion of such information is reasonably likely to violate the federal securities laws; and make all required filings of such prospectus supplement or post-effective amendment promptly after notification of the matters to be incorporated in such prospectus supplement or post-effective amendment;

      (g) furnish to each Holder of Underlying Shares and/or Restricted Stock to be included in a registration statement hereunder and each underwriter, if any, of the securities being sold such number of copies of such registration statement, each such amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement and such other related documents as such Holder and underwriter, if any, may reasonably request in order to facilitate the disposition of the Underlying Shares and/or Restricted Stock owned by such Holder; the Company consents to the use of the prospectus or any amendment or supplement thereto by each of the selling Holders of Underlying Shares and/or Restricted Stock and the underwriters in connection with the offering and sale of the Underlying Shares and/or Restricted Stock covered by the prospectus or any supplement or amendment thereto;

      (h) use its commercially reasonable best efforts to (i) register or qualify the Underlying Shares and/or Restricted Stock to be included in a registration statement hereunder under such other securities laws or Blue Sky laws of such jurisdictions as any Holder of such Warrants, Underlying Shares and/or Restricted Stock and each underwriter, if any, of the securities being sold shall reasonably request, (ii) keep such registrations or qualifications in effect for so long as the registration statement remains in effect and (iii) take any and all such actions as may be reasonably necessary or advisable to enable such Holder and underwriter, if any, to consummate the disposition in such jurisdictions of such Underlying Shares and/or Restricted Stock owned by such Holder in accordance herewith; provided, however, that the Company shall not be required for any such purpose to (1) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this paragraph (h) or (2) consent to general service of process in any such jurisdiction;

      (i)  use its best efforts to cause all of the Underlying Shares and/or Restricted Stock that are to be included in a registration statement hereunder to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder or Holders thereof to consummate the disposition of such Underlying Shares and/or Restricted Stock in accordance herewith;

      (j)  cooperate with the Holders of the Underlying Shares and/or Restricted Stock to be included in a registration statement hereunder and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Underlying Shares and/or Restricted Stock to be sold and not bearing any restrictive legends; and, in the case of an underwritten offering, enable such Underlying Shares and/or Restricted Stock to be in such denominations and registered in such names as the managing underwriters may request at least two Business Days prior to any sale of the Underlying Shares and/or Restricted Stock;

      (k) enter into such customary agreements (including an underwriting agreement, in the event that the shares to be included are to be distributed by means of an underwritten public offering) and take such other actions in connection therewith as the Majority Holders of the Underlying Shares and/or Restricted Stock to be included in a registration statement hereunder shall reasonably request in order to expedite or facilitate the disposition of such Underlying Shares and/or Restricted Stock in accordance herewith and in such connection, whether or not an underwriting agreement is entered into and whether or not the disposition is an underwritten offering, (i) make such representations, warranties and indemnities to the Holders of such

  Underlying Shares and/or Restricted Stock and the underwriters, if any, in form, substance and scope as are customarily made in an underwritten offering; (ii) obtain an opinion of counsel to the Company in customary form and covering such matters of the type customarily covered by such opinion as the Holders of the Underlying Shares and/or Restricted Stock to be included in such registration statement and the underwriters, if any, may reasonably request, addressed to the selling Holders and the underwriters, if any, and dated the effective date of such registration statement and dated the effective date of a post-effective amendment to the registration statement, if such is filed (or, if such registration statement covers an underwritten offering, dated the date of the closing as specified in the underwriting agreement); (iii) obtain a "cold comfort" or procedures letter from the independent certified public accountants of the Company addressed to the selling Holders of Underlying Shares and/or Restricted Stock and to the underwriters, if any, dated the effective date of such registration statement and dated the effective date of a post-effective amendment to the registration statement, if such is filed (and, if such registration statement covers an underwritten offering, dated the date of the closing as specified in the underwriting agreement), such letter to be in customary form and covering such matters of the type customarily covered by such letter; and (iv) deliver such documents and certificates as may be reasonably requested by the Majority Holders of the Underlying Shares and/or Restricted Stock being sold and the managing underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

      (l)  otherwise use its commercially reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission thereunder;

      (m) provide a transfer agent and registrar for all Underlying Shares and/or Restricted Stock registered pursuant to such registration statement and a CUSIP number for all such Underlying Shares and/or Restricted Stock, in each case not later than the effective date of such registration; and

      (n) use its commercially reasonable best efforts to have the Underlying Shares and/or Restricted Stock listed, subject to notice, on The Nasdaq Stock Market or other applicable national securities exchange as the Company shall determine to be appropriate.

    Upon the occurrence of any event contemplated by paragraph (d) above, the Company shall, as soon as reasonably practicable, prepare and furnish to each Holder included in such registration statement and underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of the Underlying Shares and/or Restricted Stock, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Each Holder of Underlying Shares and/or Restricted Stock agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (d) hereof, such Holder shall forthwith discontinue the disposition of Underlying Shares and/or Restricted Stock pursuant to the registration statement applicable to such Warrants, Underlying Shares and/or Restricted Stock until such Holder receives copies of such amended or supplemented registration statement or prospectus, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's possession of the prospectus covering such Underlying Shares and/or Restricted Stock at the time of receipt of such notice.

    Section 10.5.  Expenses.  With respect to each inclusion of Underlying Shares or shares of Restricted Stock in a registration statement pursuant to Section 10.1 or Section 10.2 hereof, all reasonable registration expenses, fees, costs and expenses of and incidental to such registration, inclusion and public offering in connection therewith shall be borne by the Company (including the reasonable fees and disbursements of one counsel acting on behalf of the Holders); provided, however, that holders participating in the registration shall bear their pro rata share of any underwriting discount and commissions. The fees, costs and expenses of registration to be borne by the Company shall include, without limitation, all registration, filing and NASD fees, printing expenses, costs of special audits, if any, and "cold comfort" letters, reasonable fees and disbursements of one counsel on behalf of the Holders, reasonable fees and disbursements of counsel and accountants for the Company (including the cost of any special audit requested in order to effect such registration), fees and disbursements of counsel for the underwriter or underwriters of such securities (if the Company and/or selling security Holders are required to bear such fees and disbursements), all legal fees and disbursements and other expenses of complying with state securities or "Blue Sky" laws of any jurisdiction in which the securities to be offered are to be registered or qualified, reasonable fees and disbursements of counsel and accountants for the selling Holders who are also retained by the Company (at its option) and the premiums and other costs of policies of insurance against liability arising out of such public offering which the Company determines to obtain.

    Section 10.6.  Indemnification of Holders.  (a) Subject to the conditions set forth below, in connection with any registration of Securities pursuant to Section 10.1 or Section 10.2 hereof, the Company agrees to and does hereby indemnify and hold harmless each Holder selling securities pursuant to said Sections, any underwriter for the Company or acting on behalf of such Holders selling securities and each Holder, if any, who controls any such seller, within the meaning of Section 15 of the Securities Act, as follows:

       (i) against any and all loss, claim, damage and expense whatsoever arising out of or based upon (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or any claim whatsoever based upon) any untrue or alleged untrue statement of a material fact contained in any preliminary prospectus (if used prior to the effective date of the registration statement), the registration statement or the prospectus (as from time to time amended and supplemented), or in any application or other document executed by the Company or based upon written information furnished by the Company filed in any jurisdiction in order to qualify the Company's securities under the securities laws thereof; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or any other violation of applicable federal or state statutory or regulatory requirements or limitations relating to action or inaction by the Company in the course of preparing, filing, or implementing such registered offering (each, a "Loss"); provided, however, that the indemnity agreement contained in this Section 10.6(a) shall not apply to any Loss arising out of or based upon any untrue statement or omission made in reliance upon and in conformity with any information furnished in writing to the Company by or on behalf of any Holder expressly for use in connection therewith or arising out of any action or inaction of any such Holder; and

      (ii) against any and all Losses to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any such litigation or claim) if such settlement is effected with the written consent of the Company.

    (b) Any seller, underwriter or any such controlling Person shall notify the Company in the manner provided in Section 17 hereof of any action commenced against any such Person, promptly after such

Person shall have been served with the summons or other legal process giving information as to the nature and basis. The failure to so notify the Company, if prejudicial in any material respect to the Company's ability to defend such claim, shall relieve the Company from its liability to the indemnified Person under this Section 10.6, but only to the extent that the Company was so prejudiced, but the failure to so notify the Company shall not relieve the Company from other liability which it may otherwise have separate and apart from its indemnification obligations under this Section 10.6. The Company shall be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim, but if the Company elects to assume the defense, such defense shall be conducted by counsel chosen by it, provided that such counsel is reasonably satisfactory to the sellers or controlling Persons which are or may be defendants in any suit so brought. In the event the Company elects to assume the defense of any such suit and retain such counsel, the sellers, underwriter or controlling Persons, defendants in the suit, shall, after the date they are notified of such election, bear the fees and expenses of any counsel thereafter retained by them as well as any other expenses thereafter incurred in connection with the defense thereof; provided, however, that if the sellers, underwriter or controlling Persons reasonably believe that there may be available to them any defense or counterclaim different than those available to the Company or that representation of such sellers, underwriters or controlling Persons by counsel for the Company presents a conflict of interest for such counsel, then such sellers, underwriter and controlling Person shall be entitled to defend such suit with counsel of their own choosing; provided that the Company shall only be required to bear the reasonable fees, expenses and other costs of one firm of separate counsel.

    (c) The Company understands and agrees that it may not settle any suit or litigation relating to any alleged or actual Loss for which the Company is indemnifying and holding harmless any Person pursuant to this Section 10.6 without the prior written consent of such indemnified Person, unless, and only unless, such suit or litigation can be and is settled in all respects by the payment of money and such money is so paid pursuant to the terms of such settlement, with the effect and result that such indemnified Person is fully released and shall not suffer any continuing actual or contingent Loss.

    Section 10.7.  Indemnification of Company.  Each Person selling securities in any registered offering pursuant to Section 10.1 or Section 10.2 hereof severally and individually agrees to indemnify and hold harmless the Company, each underwriter for the offering, and each of their officers and directors and agents and each other Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act against any and all such Losses as are indemnified against by the Company under Section 10.5 hereof; provided, however, that such indemnification by such sellers hereunder shall be limited to statements or omissions, if any, made (or in settlement of any litigation effected with the written consent of such sellers, alleged to have been made) in any preliminary prospectus, the registration statement or prospectus or any amendment or supplement thereof or any application or other document in reliance upon, and in conformity with, written information furnished in respect of such seller by or on behalf of such seller expressly for use in any preliminary prospectus, the registration statement or prospectus or any amendment or supplement thereof or in any such application or other document or arising out of any action or inaction of such seller in implementing such registered offering. In case any action shall be brought against the Company, or any other Person so indemnified, in respect of which indemnity may be sought against any seller, such seller shall have the rights and duties given to the Company, and each other Person so indemnified shall have the rights and duties given to the several sellers, by the provisions of Section 10.6(b) hereof. The Person indemnified agrees to notify the sellers promptly after the assertion of any claim against the Person indemnified in connection with the sale of securities. Notwithstanding the foregoing, in no event shall any Holder selling securities in any registered offering pursuant to Sections 10.1, 10.2 or 10.3 hereof be required to pay an amount under this Section 10.8 which is greater than the dollar amount of the net proceeds received by such Holder with respect to such sale.

    Section 10.8.  Contribution.  If the indemnification provided for in Sections 10.6 and 10.7 hereof are unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnified party, on one hand, and such indemnifying party, on the other hand, in connection with the statements or omissions which resulted in such Losses. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fault relates to information supplied by the indemnified party, on one hand, or such indemnifying party, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section 10.8, the Holders shall not be required to contribute any amount in excess of the amount by which the total proceeds received by such Holders from the sale pursuant to the registration with respect to which the registration statement, preliminary or final prospectus, or amendments or supplements thereto, containing such statement, omission or alleged omission related exceeds the amount of any damages which such Holders have otherwise been required to pay by reason of such statement, omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to above in this Section 10.8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending and such action or claim. Notwithstanding the foregoing, in no event shall any Holder selling securities in any registered offering pursuant to Sections 10.1, 10.2 or 10.3 hereof be required to contribute an amount under this Section 10.9 which is greater than the dollar amount of the net proceeds received by such Holder with respect to such sale.

    Section 10.9.  Additional Registration Rights.  The Company agrees that, if at any time on or after the date of Closing the Company grants to any Person the right to request the Company to effect the registration or qualification or filing for exemption under applicable Federal or state securities laws of any securities of the Company (other than on Forms S-4 or S-8 or similar registration forms and other than shares issued pursuant to any merger, consolidation, tender offer, acquisition of assets or similar transaction), whether pursuant to any subsequent agreement or understanding reached on or after the date of Closing or pursuant to any amendment or supplement to any agreement existing on or prior to the date of Closing or otherwise, such agreement or agreements providing for such rights shall provide that (a) the holders of such rights may participate in any registration requested pursuant to Section 10.1 (but only on a subordinated basis to the rights of the holders of the Underlying Shares and shares of Restricted Stock to participate therein) if in the opinion of the managing underwriter of any such underwritten registration such shares may be included in such registration without having an adverse effect on the marketability or the price of any shares of Common Stock of the Company proposed to be offered by the Holders of Underlying Shares and shares of Restricted Stock, and (b) the Holders of Underlying Shares and shares of Restricted Stock shall be permitted to participate in any such underwritten registration requested by the holders of such rights (on a subordinated basis to the rights of the holders requesting such registration to participate therein, but pro rata with all other holders of shares of Common Stock of the Company to be included in any such underwritten registration) if in the opinion of the managing underwriter of any such underwritten registration such shares may be included in such registration without having an adverse effect on the marketability or the price of any shares of Common Stock of the Company proposed to be offered by the holder or holders of such rights in such underwritten registration.

    Section 10.10.  Reporting Requirements under Securities Exchange Act of 1934.  If the Company shall become subject to the reporting requirements of either Section 13 or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), the Company shall thereafter, whenever requested by any Holder of Warrants, Underlying Shares or Restricted Stock issued hereunder, notify such Holder in writing whether the Company has, as of any date specified in such request, complied with the Exchange Act reporting requirements as to which it is subject to a period prior to such date as may be specified in such request.  In addition, in such event, the Company shall take such other measures and file such other information, documents and reports as shall hereafter be required by the Commission as a condition to the availability of Rule 144 and 144A under the Securities Act (or any corresponding rule hereafter in effect). The Company covenants that all such information, documents and reports or any registration statement required by Section 12 of the Exchange Act filed with the Commission shall not contain any untrue statement of a material fact or fail to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading, and the Company agrees to indemnify and hold each Holder of any Warrants, Underlying Shares or Restricted Stock issued hereunder or thereunder and each broker, dealer, underwriter or other Person acting for such Holder (and any controlling Person of any of the foregoing) harmless from and against any and all claims, liabilities, losses, damages or expenses and judgments arising out of or based upon any breach of the foregoing covenants, representations or warranties.

    Section 10.11.  Termination of Registration Obligations.  The Company's obligation to effect a registration of the Underlying Shares and shares of Restricted Stock under Sections 10.1 and 10.2 shall terminate if at any time the Holders shall be permitted to sell all of the Underlying Shares and Restricted Stock pursuant to Rule 144 promulgated under the Securities Act during any 90-day period.

SECTION 11.  PARTIAL EXERCISE AND PARTIAL ASSIGNMENT.

    Section 11.1.  Partial Exercise.  If this Warrant is exercised in part only, the Holder shall surrender this Warrant upon such exercise and shall receive a new Warrant, registered in the name of the Holder or its nominee and setting forth a new number of shares in respect of which this Warrant shall not have been exercised as provided for in Section 1 and a new Aggregate Warrant Price in the first paragraph of page one hereof, which shall be proportionately adjusted to reflect such partial exercise.

    Section 11.2.  Assignment.  Subject to compliance with Section 9.1, this Warrant may be assigned either in whole or in part by surrender of this Warrant at the principal office of the Company in Kent, Washington (with the assignment or, as the case may be, partial assignment form at the end hereof duly executed). If this Warrant is being assigned in whole and the Holder hereof previously has not partially exercised this Warrant, the assignee shall receive a new Warrant (registered in the name of such assignee or its nominee) which new Warrant shall cover the number of shares assigned and the Aggregate Warrant Price applicable to such shares. If this Warrant is being assigned in part and the Holder hereof previously has not partially exercised this Warrant, the assignor and assignee shall each receive a new Warrant (which, in the case of the assignee, shall be registered in the name of the assignee or its nominee), each of which new Warrants shall cover the number of shares not so assigned and the number of shares so assigned, respectively, and in each case setting forth the proportionate Aggregate Warrant Price applicable to such shares. If this Warrant is being assigned in whole and the holder hereof previously has partially exercised this Warrant, the assignee shall receive a new Warrant (registered in the name of such assignee or its nominee), which new Warrant shall cover the number of shares so assigned and set forth the proportionate Aggregate Warrant Price applicable to such assigned shares. If this Warrant is being assigned in part and the Holder hereof previously has partially exercised this Warrant, the assignor and assignee shall each receive a new Warrant (which, in the case of the assignee, shall be registered in the name of the assignee or its nominee), each of which new Warrants shall cover the number of shares not so assigned and in respect of which no such exercise has been made in the case of the assignor and the number of shares so assigned in the case of the assignee, and in each case setting forth the proportionate Aggregate Warrant Price applicable to such shares.

SECTION 12.  WARRANT DENOMINATIONS.

    Warrants are issuable or transferable in the minimum denomination of 1000 shares (such number to be adjusted to reflect stock splits, dividends paid in stock, combinations, reclassifications and similar events) or any integral multiple thereof (as nearly as may be practicable and subject to required adjustments hereunder), and the Warrants of each denomination are interchangeable upon surrender thereof at the office of the Company for Warrants of other denominations (not less than such minimum denomination, as adjusted), but aggregating the same number of shares as the Warrants so surrendered. All Warrants will be dated the same date as this Warrant.

SECTION 13.  DEFINITIONS.

    In addition to the terms defined elsewhere in this Warrant, the following terms have the following respective meanings:

    The term "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company after the date of Closing, except:

      (a) Common Stock issued upon exercise of the Warrants; and

      (b) up to 400,000 shares (as adjusted to reflect stock splits, dividends paid in stock, combinations, reclassifications and similar events with respect to such shares) of Common Stock issued (i) to officers, directors or employees of or consultants to, the Company pursuant to stock option or stock purchase plans or agreements on terms approved by the Company's Board of Directors or (ii) pursuant to convertible securities which are issued after the date of Closing, the terms of which are approved by the Company's Board of Directors.

    The term "Aggregate Warrant Price" shall mean, as of the date of any determination, the amount then so designated in the first paragraph of this Warrant.

    The term "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Kent, Washington are required by law to close or are customarily closed.

    The term "Closing" shall have the meaning ascribed to such term in the Note Purchase Agreement.

    The term "Commission" shall mean the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

    The term "Common Stock" as used herein shall include (a) the common stock of the Company, $0.01 par value, authorized on the date of Closing and (b) any other class of capital stock of the Company now or hereafter authorized which, directly or indirectly, has the right to share in distributions either of earnings or assets of the Company.

    The term "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

    The term "Current Market Price" shall mean, at the date of determination thereof, an amount equal to the market price on the Business Day occurring most recently prior to the subject issuance of such shares of Common Stock (the "Issuance Date"). The market price for such Business Day shall be the last sale price on such day on the New York Stock Exchange, or, if the Common Stock is not then listed or admitted to trading on the New York Stock Exchange, on such other principal stock exchange on which such shares are then listed or admitted to trading, or, if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day as officially quoted on any such exchange, or, if the Common Stock is not then listed or admitted to trading on any stock exchange, the market price for each such Business Day shall be the last reported sale price on such day on The Nasdaq Stock Market's National Market, as furnished by NASDAQ, or, if no sale takes place on such day on such system, the average of the closing bid and asked prices on such day as officially quoted by NASDAQ, or, if such price at the time is not available from such system, the market price for such Business Day shall be the average of the reported closing bid and asked prices on such day in the over-the-counter market, as furnished by NASDAQ, or, if such price at the time is not available from such system, such price shall be determined in good faith by the Company's Board of Directors, which shall be evidenced by a notice setting forth such determination in reasonable detail (including computations and assumptions used) (the "CMP Computation Notice") to each Holder of the Warrants not later than 30 days after the issuance date of the Common Stock giving rise to such determination (the "CMP Computation Date") setting forth such determination and setting forth in detail the rights and procedures the Holders of the Warrants may take in the event the Majority Holders do not agree with the valuation set forth in the CMP Computation Notice, provided, that if the Majority Holders of such Warrants shall object to the valuation contained in the CMP Computation Notice in writing to the Company within 15 days of the CMP Computation Date, an Appraiser, shall be selected by the Company and said Majority Holders (on behalf of all of the Holders of the Warrants as a class), or, if said Majority Holders and the Company are unable to agree upon the selection of an Appraiser within 10 days of the date of the written notice from said Majority Holders to the Company objecting to the CMP Computation Notice, by the American Arbitration Association. Said Majority Holders and the Company shall be jointly responsible for engaging the Appraiser finally selected, provided that the fees and expenses of such Appraiser shall be paid by the Company unless the final valuation of the Current Market Price determined by the Appraiser is equal to or less than the valuation contained in the CMP Computation Notice, in which case the fees and expenses of the Appraiser shall be paid by the Holders. In the event that the Majority Holders do not object to the CMP Computation Notice within 15 days after receiving the CMP Computation Notice, then the value shall be that which was determined solely by the Company's Board of Directors. The Appraiser appointed pursuant to the foregoing procedure shall be instructed to determine such value within 15 days after the selection of such Appraiser, and any such determination made by the Appraiser shall be final and binding upon the parties. Notwithstanding the foregoing, in the event that, on the Issuance Date, shares of Common Stock shall be offered for sale to the public in connection with an underwritten public offering, the Current Market Price in respect of said Issuance Date shall be deemed to be the price at which said shares are initially sold to the public.

    The term "Expiration Date" is defined in the first paragraph on page 1 of this Warrant.

    The term "Holders" shall mean all of the Holders of the Warrants, Underlying Shares or Restricted Stock issued pursuant thereto and the term "Holder" shall mean any Holder of any Warrant, Underlying Shares or Restricted Stock issued pursuant thereto.

    The term "Institutional Holder" shall mean (a) any original purchaser of the Warrants, (b) any holder of more than 5% of the Warrants, Underlying Shares and/or Restricted Stock, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

    The term "Majority Holders" shall mean, at the time of any determination, the Holders of (a) a majority of the Warrants (determined by the number of shares of Common Stock represented by each such Warrant as if exercised) and (b) a majority of the Restricted Stock.

    The term "Note Purchase Agreement" shall mean the separate Note Purchase Agreements, each dated as of April 30, 2001, between the Company and the Purchasers named therein, respectively, as amended from time to time.

    The term "Notes" shall mean the "Notes" as defined in the Note Purchase Agreement.

    The term "Permitted Consideration" shall mean each of the following (or any combination thereof):

      (a) cash or other funds immediately available to the Company;

      (b) Notes; and

      (c) Warrants.

    The term "Person" shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government and any agency or political subdivision thereof.

    The term "Restricted Stock" shall mean the shares of Common Stock of the Company issued upon the exercise of any of the Warrants and evidenced by a certificate required to bear the legend specified in Section 9.2 hereof.

    The term "Securities Act" shall mean the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

    The term "Underlying Shares" shall mean the shares of Common Stock of the Company issuable upon exercise of any of the Warrants.

    The term "Warrants" as used herein shall refer to, collectively, this Warrant and all other warrants issued in exchange or substitution for this Warrant.

SECTION 14.  LOST, STOLEN WARRANTS, ETC.

    In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company may issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Warrant, or in lieu of the Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Warrant, and upon receipt of indemnity satisfactory to the Company. If the original Holder of this Warrant or any subsequent Institutional Holder with capital, surplus and undivided profits of at least $25,000,000 is the owner of this Warrant at the time it shall be lost, stolen or destroyed, then the affidavit of an authorized officer of such owner, setting forth the fact of such loss, theft or destruction and of its ownership of this Warrant at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity or surety shall be required as a condition to the execution and delivery of a new Warrant other than the written agreement of such owner to indemnify the Company.

SECTION 15.  WARRANT HOLDER NOT SHAREHOLDER.

    This Warrant does not confer upon the Holder hereof any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof as hereinbefore provided.

SECTION 16.  EXERCISE OF REMEDIES.

    In the event that the Company shall fail to observe any provision contained in this Warrant, the Holder hereof and/or any Holder of Common Stock issued hereunder, as the case may be, may enforce its rights hereunder by suit in equity, by action at law, or by any other appropriate proceedings in aid of the exercise of any power granted in this Warrant and, without limiting the foregoing, said Holder shall be entitled to the entry of a decree for specific performance and to such other and further relief as such court may decree.

SECTION 17.  NOTICES.

    All communications provided for hereunder shall be in writing and, if to the Holder of this Warrant or any Common Stock issued hereunder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to the address of such Holder appearing on Schedule A to the Note Purchase Agreement (in the case of the initial Holder of this Warrant) or such other address as such Holder or any subsequent Holder of this Warrant or any such Common Stock may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by confirmed facsimile communication, addressed to the Company at 2350-64th Avenue South, Kent, Washington 98032, Attention: Chief Financial Officer, or to such other address as the Company may in writing designate to any such Holder; provided, however, that a notice to the initial Holder of this Warrant by overnight air courier shall only be effective if delivered to said initial Holder at a street address designated for such purpose in said Schedule A, and a notice to any Holder of this Warrant or any Common Stock issued hereunder by facsimile communication shall only be effective if confirmed by transmission of a copy thereof by prepaid overnight air courier, or, in either case, as any such Holder may designate to the Company in writing.

SECTION 18.  SEVERABILITY.

    Should any part of this Warrant for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Warrant had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed and accepted the remaining portion of this Warrant without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

SECTION 19.  CLOSING OF TRANSFER BOOKS.

    The right to exercise this Warrant shall not be suspended during any period that the stock transfer books of the Company for its Common Stock may be closed. The Company shall not be required, however, to deliver certificates of its Common Stock upon such exercise while such books are duly closed for any purpose, but the Company may postpone the delivery of the certificates for such Common Stock until the opening of such books, and they shall, in such case, be delivered forthwith upon the opening thereof, or as soon as practicable thereafter.

SECTION 20.  FINANCIAL STATEMENTS.

    The Company covenants and agrees that Section 7 of the Note Purchase Agreement is incorporated by reference mutatis mutandis with the same force and effect as if such covenant were set forth in full herein, whether or not the Notes of the Company issued pursuant to the Note Purchase Agreement are redeemed in full and the Note Purchase Agreement thereby discharged and terminated, with the effect and result that the Company will deliver each and all of the financial statements, reports, notices, certificates and other information referred to in said Section 7 as and to the extent therein provided and to afford to the Holder of this Warrant the right of inspection and visitation set forth in said Section 7 as and to the extent therein provided.

SECTION 21.  RIGHT TO ATTEND BOARD OF DIRECTORS MEETINGS AND RECEIVE RELATED INFORMATION.

    The Company agrees that one Person may be designated by any original Holder, so long as it (together with its affiliates) holds at least 51% of the Warrants or Restricted Stock (determined by the number of shares of Underlying Shares represented by each such Warrant as if exercised) to have the right to receive all notices of, and to attend (by any of its authorized representatives) at such Holder's expense, all meetings of the Company's Board of Directors and any committees thereof. Such Person shall be entitled to receive copies of all minutes of such meetings, together with copies of any items distributed to the members of the Board of Directors at such meeting, whether or not such Person attends any such meeting. The rights of the original Holders shall not be transferable to any third-party that is not an affiliate of such original Holders.

SECTION 22.  CONFIDENTIAL INFORMATION.

    For the purposes of this Section 22, "Confidential Information" means information delivered to any Holder by or on behalf of the Company or any Subsidiary pursuant to this Warrant that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Holder as being confidential information of the Company or such Subsidiary or which, by its nature, should reasonably be understood to constitute material, non-public information (and which shall include, without limitation, the proceedings of all board of directors, meetings and information furnished in connection therewith), provided that such term does not include information that (a) was publicly known or otherwise known to such Holder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Holder or any Person acting on such Holder's behalf, or (c) otherwise becomes known to such Holder other than through disclosure by the Company or any Subsidiary. Each Holder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it, provided that a Holder may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates who are advised of the confidential nature thereof (to the extent such disclosure reasonably relates to the administration of the investment represented by this Warrant), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 22, (iii) any other Holder of any Warrant, (iv) any Institutional Holder to which such Holder sells or offers to sell such Warrant or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (v) any Person from which such Holder offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (vi) any federal or state regulatory authority having jurisdiction over such Holder, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Holder's investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Holder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Holder is a party or (z) if a breach of this Warrant by the Company has occurred and is continuing, to the extent such Holder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Warrant; provided that in the event such Holder shall be required to disclose any Confidential Information in response to any subpoena or legal process or in connection with any litigation referred to in the foregoing subclauses (w) through (y), such Holder will use its best efforts to give the Company notice of such request so that the Company may, if legally permitted to do so, contest or seek a protective order prior to the disclosure thereof. In the event that such protective order or other remedy is not obtained on or prior to the date such information is required to be disclosed, or the Company elects not to seek any such protective order or remedy, such Holder shall be permitted to disclose the Confidential Information requested in compliance with such subpoena or legal process or in connection with such litigation. Each Holder of a Warrant, by its acceptance thereof, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 22. On reasonable request by the Company in connection with the delivery to any Holder of a Warrant of information required to be delivered to such Holder hereunder or requested by such

Holder (other than a Holder that shall have previously delivered such a confirmation), such Holder will confirm in writing that it is bound by the provisions of this Section 22.

SECTION 23.  RESTRICTIONS ON CAPITAL STRUCTURE.

    The Company will not, without the written consent of the Holders of at least 66 2/3% of the then outstanding Warrants and Restricted Stock (determined on a Common Stock equivalent basis):

      (a) be bound by or subject to any debt or other agreement which restricts the right or ability of the Company to perform its obligations hereunder, excepting only the Note Purchase Agreement; or

      (b) amend or change its certificate of incorporation or bylaws (each as currently amended and/or restated) if such amendment or change would, directly or indirectly, limit or prohibit the Company from complying with the terms of this Warrant or would otherwise materially and adversely affect the Warrants, the Restricted Stock or the rights of the Holders.

SECTION 24.  SUCCESSORS AND ASSIGNS.

    This Agreement shall be binding upon each of Company and the Holder of this Warrant and each of their respective permitted successors and assigns.

SECTION 25.  INDEX AND CAPTIONS.

    The index and the descriptive headings of the various sections of this Warrant are for convenience only and shall not affect the meaning or construction of the provisions hereof.

SECTION 26.  GOVERNING LAW.

    This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Washington, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

    IN WITNESS WHEREOF, Flow International Corporation has caused this Warrant to be signed by its Executive Vice President, Treasurer and Chief Financial Officer and to be dated this        day of             , 2001.

FLOW INTERNATIONAL CORPORATION
By
Name: Stephen D. Reichenbach

SUBSCRIPTION

    FLOW INTERNATIONAL CORPORATION

    The undersigned,             , pursuant to the provisions of the within Warrant, hereby elects to purchase        shares of Common Stock pursuant to the attached Warrant.

Signature

Address

Dated:

ASSIGNMENT

    FOR VALUE RECEIVED              hereby sells, assigns and transfers unto              the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint             , attorney, to transfer the said Warrant on the books of FLOW INTERNATIONAL CORPORATION.

Signature

Address

Dated:

PARTIAL ASSIGNMENT

    FOR VALUE RECEIVED              hereby sells, assigns and transfers unto              that portion of the within Warrant and the rights evidenced thereby which will on the date hereof entitle the Holder to purchase              shares of Common Stock of FLOW INTERNATIONAL CORPORATION and irrevocably constitutes and appoints             , attorney, to transfer that part of the said Warrant on the books of said Company.

Signature

Address

Dated:

QuickLinks

  Exhibit 4.2
TABLE OF CONTENTS
WARRANT TO PURCHASE SHARES OF COMMON STOCK OF FLOW INTERNATIONAL CORPORATION
SUBSCRIPTION
ASSIGNMENT
PARTIAL ASSIGNMENT